Exhibit 4.4

EMMAUS LIFE SCIENCES, INC.

2021 STOCK INCENTIVE PLAN

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

(NON-DIRECTOR GRANTEE)

1. Grant of Option. Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”), grants to ______________ (the “Grantee”), effective _____ __, 202_ (the “Grant Date”), an option (the “Option”) to purchase an aggregate of up to _____ shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a price of $_.__ per Share (the “Option Price”). The Option is granted pursuant to the Company’s 2021 Stock Incentive Plan (the “Plan”) and is subject to the terms and conditions of this agreement (this “Agreement”) and of the Plan, which is incorporated herein by reference. Capitalized terms used but not defined herein have the meanings ascribed in the Plan. The Option is a Non-Qualified Option.

2.  Basic Terms of Option.

(a) Term. The term of the Option (the “Term”) shall continue from the Grant Date until the date immediately preceding the _____ anniversary of the Grant Date (the “Expiration Date”), provided the Option shall only be exercisable as permitted in Sections 2(b) and 2(c) below.

(b)  Schedule of Exercisability. Subject to Section 2(c) below, the Option shall vest and become exercisable with respect to ________ of the Shares on the 12-month anniversary of the Grant Date and as to the remaining _______ of the Shares in 24 installments as of the end of each month thereafter as illustrated below:

Month	Shares
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
Total

Unless sooner terminated in accordance with the terms of this Agreement, the entire Option shall expire on the Expiration Date and may not be exercised in whole or in any part at any time thereafter.

(c) Effect of Termination of Service. If the Grantee incurs a Termination of Service, the Grantee may exercise the Option to the extent provided in Section 2.2(f) of the Plan.

3. Exercise of Option.

(a) Exercise Notice. The Option may be exercised with respect to all or any part of the Shares by written notice from the Grantee to the Company (“Exercise Notice”) specifying the number of whole Option Shares with respect to which the Option is being exercised (the “Exercise Shares”), and the aggregate Option Price for such Exercise Shares (the “Exercise Price”). The Option may not be exercised for any fractional Share unless the Committee determines otherwise.

(b) Payment. Together with the Exercise Notice, the Grantee shall deliver to the Company full payment for the Exercise Shares (i) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; (ii) by net exercise; (iii) by delivery of shares of Common Stock having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate Exercise Price, or (iv) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe.

(c) Delivery of Shares. The Company shall, upon payment of the Exercise Price and, if not already executed and delivered, any agreement as reasonably required by the Committee in a form satisfactory to the Committee, make prompt delivery of certificate or certificates for the shares of common stock for which the award has been exercised, provided that if any law or regulation requires the Company to take any action before issuing the same, then the date of delivery of such common stock shall be extended for the period necessary to complete such action. No common stock shall be issued and delivered upon exercise of any option unless and until the Company’s counsel has determined that the Company has complied with all applicable securities laws and any other law or regulation applicable to such issuance. The Company may require that the Grantee furnish or execute such other documents as the Company shall reasonably deem necessary to (i) evidence such exercise, (ii) determine whether registration is then required under applicable securities law, and (iii) comply with or satisfy the requirements of applicable securities law or other applicable law.

4. Non-transferability of Option. The Option is personal to the Grantee and neither the Option nor any of the rights of the Grantee hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except by the laws of descent and distribution, nor shall the Option or any rights with respect thereto be subject to execution, attachment or similar process. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights with respect thereto contrary to the provisions of this Agreement, or upon the placement or levy of any attachment or similar process on the Option or any of the Grantee’s rights hereunder, the Option and all such rights shall expire and become null and void, unless the Committee, in its discretion, determines otherwise.

5. No Special Rights. The Grantee shall have no rights as a stockholder of the Company with respect to any Option Shares unless and until a certificate representing such Option Shares is duly issued and delivered to the Grantee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued. Nothing herein or in the Plan shall be deemed to confer on the Grantee any right to continued employment with the Company or limit in any way the right of the Company to terminate such employment at any time.

6. Adjustment Transactions. The Option and all rights and obligations under this Agreement are subject to Section 1.5(d) of the Plan.

7. Withholding Taxes. The Company’s obligation to deliver Shares upon the exercise of the Option is subject to the Grantee’s satisfaction of all applicable federal, state, and local income and employment tax withholding requirements in accordance with Section 5.6 of the Plan.

8. Transfer Restrictions on Exercise Shares. The Exercise Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Grantee agrees that (i) the Company may refuse to cause the transfer of Exercise Shares to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, (ii) the certificate or book-entry notice for any Exercise Shares may bear an appropriate restrictive legend to such effect and (iii) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Exercise Shares.

9. Miscellaneous.

(a)  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

(b)  Any notices or other communications required or permitted under this Agreement (“Notices”) shall be in writing and shall be either personally delivered, sent by express or first class mail (postage prepaid), return receipt requested, or sent by nationally recognized overnight courier service (overnight delivery, charges prepaid), addressed as follows:

If to the Company:      Emmaus Life Sciences, Inc.

21250 Hawthorne Blvd., Suite 800,

Torrance, CA 90503

If to the Grantee:         To the Grantee’s address as set forth in the Company’s payroll records.

Either party may change its address for Notices by written Notice to the other given in accordance with this Section 9(b). Notices shall be deemed given when delivered personally, three days after deposit in the U.S. mail, or two business days after deposit with a nationally recognized overnight courier service, as applicable.

(c) The Option and the rights and obligations of the Company and the Grantee hereunder are subject to the terms and conditions of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Plan. Any Committee interpretation of the provisions of the Plan or this Option Agreement shall be final and binding on all parties.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(e) It is intended that this Agreement will comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines issued thereunder, and the Agreement shall be interpreted on a basis consistent with such intent. This Agreement may be amended in any respect deemed necessary by the Committee to preserve compliance with Section 409A of the Code.

(f) The Grantee shall keep the terms of this Agreement strictly confidential, other than as may be necessary to enforce his or her rights hereunder or as otherwise required by law.

EMMAUS LIFE SCIENCES, INC.

By:
Name:
Title:

GRANTEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option, acknowledges receipt of a copy of the Plan and of the related Plan Prospectus, and agrees to the terms and conditions of this Agreement and of the Plan.

Signature:
Name:

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